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                                                                       EXHIBIT 5

             [LETTERHEAD OF JEFFER, MANGELS, BUTLER & MARMARO LLP]


                                 June 15, 2000



Multimedia K.I.D., Inc.
7600 N.E. 41st Street
Suite 350
Vancouver, Washington 98662



       Re: Multimedia K.I.D., Inc. (the "Company") Amendment No. 1 to Registration Statement on Form S-3 With Respect to Resale of Shares of Common Stock, $.001 Par Value ("Common Stock")


Gentlemen:


    At your request, we have examined the Amendment No. 1 to Registration Statement on Form S-3 (SEC File No. 333-38010) (the "Registration Statement") (including a Form S-3 Prospectus), which the Company proposes to file with the Securities and Exchange Commission (the "Commission").



    The Registration Statement covers (i) up to 4,533,329 shares of Common Stock issued upon conversion of Convertible Promissory Notes in the initial aggregate principal amount of $4.5 million, and (ii) up to 8,750,000 shares of Common Stock issued in connection with the Company's acquisition of Multimedia K.I.D.--Intelligence in Education, Ltd. to stockholders of the seller in December 1999 and/or upon conversion of Series B and Series C Preferred Stock of the Company upon stockholder approval of such conversion (collectively, the "Shares").


    In connection with rendering this opinion, we have examined originals, or copies identified to our satisfaction as being true copies of originals, of such corporate records of the Company and other documents which we considered necessary for the purposes of this opinion.


    It is our opinion that when the Registration Statement has become effective under the Act, subject to appropriate qualification of the Shares by the appropriate authorities of the various states in which the such Shares will be sold, the Shares will be legally issued, fully-paid and non-assessable.



    We express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Shares are proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Shares. We also express no opinion with respect to compliance by the Company with federal or state laws regarding proxy solicitation in connection with approval of any conversion of Preferred Stock or Convertible Promissory Notes.


    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of this opinion in connection with such filings of applications by the Company as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the Shares under the blue sky laws of any state or other jurisdiction. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
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Multimedia K.I.D., Inc.
June 15, 2000
Page 2


    Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

    The opinion set forth herein is based upon the federal laws of the United States of America and the corporate law of the State of Delaware, all as now in effect. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

    The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

                                          Respectfully submitted,
                                          /s/ Jeffer, Mangels, Butler & Marmaro
                                          LLP